Exhibit 99.1

CleanTech Biofuels, Fiberight Agree to Create Municipal Solid Waste to Cellulosic Ethanol Demonstration Plant

Cleantech’s Demonstration Vessel to be Installed at Fiberight’s Lawrenceville, Virginia Cellulosic Ethanol Pilot Plant-

St. Louis, MO., July 1, 2010 — CleanTech Biofuels, Inc. (Other OTC: CLTH), an early stage provider of cellulosic biomass feedstock derived from municipal solid waste (MSW) for energy and bio-based chemical production, announced an agreement with Fiberight LLC. (Fiberight), to install its demonstration vessel at Fiberight’s cellulosic ethanol pilot plant in Lawrenceville, Va. This combination of CleanTech’s patented Biomass Recovery Process and Fiberight’s Targeted Fuel Extraction process will create a fully-integrated MSW to cellulosic ethanol demonstration plant.

CleanTech’s vessel is expected to be installed and operational by the end of August, 2010. Once upgraded and installed, the vessel will produce cellulosic biomass feedstock for Fiberight’s Targeted Fuel Extraction process. This project will further validate CleanTech’s Biomass Recovery Process, specifically its easy application to existing infrastructure, enabling on-site cellulosic biomass feedstock production for alternative energy producers.

“The installation of our vessel at the Lawrenceville plant will demonstrate that valuable renewable energy products can be produced from municipal solid waste.,” said Ed Hennessey, CEO of CleanTech Biofuels, Inc. “This project will hasten commercialization of our technology and move us closer to realizing our goal of bringing combined waste-to-energy systems to municipalities, solid waste haulers, and operators of solid waste landfills and transfer stations.”

This agreement advances the Companies’ July 2009 Joint Research Agreement, which established anticipated yields and operating costs of using CleanTech’s cellulosic biomass feedstock in Fiberight’s Targeted Fuel Extraction process. Under the terms of the agreement, Fiberight will finance the transfer of the vessel, equipment upgrade, and all operating costs associated with running the vessel at the Lawrenceville plant.

Additionally, CleanTech will have access to biomass produced at the Lawrenceville plant for delivery to companies interested in testing it as feedstock in their conversion technologies.

About CleanTech Biofuels, Inc.

CleanTech Biofuels, Inc. is an early-stage company offering cities and landfill operators its technology for processing garbage into high-quality cellulosic biomass feedstock for renewable power and biofuel production, while achieving 100 percent single-stream recycling.

About Fiberight, LLC

Fiberight LLC is a leader in the conversion of MSW into high value fractions including cellulosic waste fiber into renewable biofuel. Fiberight’s management has extensive experience developing new technological approaches in the biofuels and recycling industries, and they have applied that experience to innovative renewable energy solutions. The company has successfully demonstrated its unique process of converting waste fibers into biofuel through enhanced fiber separation technology through extensive pilot operations at its 50,000-square-foot plant in Virginia. Fiberight recently became one of the nation’s first producers of renewable cellulosic ethanol when its pre-commercial plant in Blairstown, Iowa came on line this May.

Contact Information

Company Contact:
CleanTech Biofuels, Inc.
Ed Hennessey
314.802.8670
info@cleantechbiofuels.net
http://www.cleantechbiofuels.net

Investor Contact:
Lippert Heilshorn& Associates, Inc.
Amy Gibbons/Jody Burfening
212-838-3777
agibbons@lhai.com

Fiberight LLC
Craig Stuart-Paul
CEO
craigsp@fiberight.com
(410) 340 9387 (cell)
(800) 728-9886 (main)